Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
PhaseBio Pharmaceuticals, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-227935, 333-230504 and 333-237462) on Form S-8 and in the registration statement (No. 333-235735) on Form S-3 of PhaseBio Pharmaceuticals, Inc. of our report dated March 15, 2021, with respect to the balance sheets of PhaseBio Pharmaceuticals, Inc. as of December 31, 2020 and 2019, the related statements of operations, stockholders’ (deficit) equity, and cash flows for the years then ended, and the related notes (collectively, the financial statements), which report appears in the December 31, 2020 annual report on Form 10-K of PhaseBio Pharmaceuticals, Inc.
Our report dated March 15, 2021 contains an explanatory paragraph that states that PhaseBio Pharmaceuticals, Inc. has incurred recurring losses and negative cash flows from operations and has an accumulated deficit of $260.7 million as of December 31, 2020 that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ KPMG LLP
Philadelphia, Pennsylvania
March 15, 2021